Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 6, 2009, on the financial statements and internal control over financial reporting of Odyssey Marine Exploration, Inc. and Subsidiaries, which reports appear in the Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. for the year ended December 31, 2008, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Ferlita, Walsh & Gonzalez, P.A.
Ferlita, Walsh & Gonzalez, P.A.
Certified Public Accountants
Tampa, Florida

November 6, 2009